Exhibit No. 99.1
ASSURANCEAMERICA CORPORATION REPORTS RECORD $19 MILLION PREMIUM VOLUME AND RECORD PROFITS IN UNAUDITED FEBRUARY 2006 REPORT
ATLANTA, GEORGIA — March 22, 2006
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for February 2006 and the two months ended February 28, 2006.
Revenues for the month of February, 2006 increased 94% to $5.4 million, compared to $2.8 million for the same month of 2005. Pretax earnings increased 73% for February, 2006 to $501,000, compared to $289,000 in February, 2005.
Revenues for the two months of 2006 increased 95% to $10.2 million, compared with $5.2 million for the same period of 2005. The Company increased pretax earnings 66% for the first two months of 2006 to $.78 million, compared with a gain of $.47 million in the same period last year.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 82% from $10.5 million in February of 2005 to $19.1 million in February of 2006. Gross Premiums Produced is used as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing February’s results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “Coming so close to $20 million written premium in one month is special because just seven years ago our written premium was less than $20 million for the whole year. Even more meaningful is that we exceeded a half-million dollars in one month’s pre-tax profit for the first time in our history.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC).
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 – Fax
RPinczes@aainsco.com